PIZZA INN, INC. CEO TIM TAFT CHARTS NEW COURSE FOR COMPANY
THE COLONY, TEXAS -JUNE 23, 2005- PIZZA INN, INC. (NASDAQ:PZZI) At Pizza Inn's annual meeting of shareholders today, new Pizza Inn, Inc. President and CEO Tim Taft will discuss his vision for the future of the 47-year old pizza chain. Mr. Taft, who was appointed to his posts in April, will outline his 'Building a Better Pizza Inn' program to enhance brand recognition and improve market credibility.

Mr. Taft commented on his observations and plans, saying, "We have a good brand with a lot of history behind it. The 'Building a Better Pizza Inn' program targets five areas that we believe are critical to Pizza Inn's success. The program begins with an emphasis on service and quality at our Norco distribution division. We will also focus on implementation of basic standards throughout the system, effectively marketing the Pizza Inn brand, updating our concept while improving unit level economics, and developing a new approach to franchisee selection and training.

"We have a lot of work ahead of us, but the entire Pizza Inn team is enthusiastic and dedicated to revitalizing our brand. As Pizza Inn looks toward its 50th year of operations, we are committed to making the 'one team, one brand, one system' vision a reality."

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services. Pizza Inn franchises over 350 restaurants with annual chainwide sales of approximately $170 million.